Exhibit 10.36

LEGG MASON, INC.

DEFERRED CASH UNIT AWARD AGREEMENT
(Non-US Participant)

Legg Mason, Inc. (the “Company”) hereby grants to you (the “Participant”), an award (the “Award”) of deferred cash units (“DCUs”), upon and subject to the restrictions, terms and conditions set forth below. Each DCU will constitute a right to receive, upon and subject to vesting of such DCU, a cash payment as described herein. This document constitutes Participant’s “Award Notification”. By electronically accepting the Award, you are acknowledging your acceptance of the Award subject to the restrictions and upon the terms and conditions set forth in this Agreement The number of DCUs included in the Award shall be as set forth on the third party website pursuant to which this Award Notification is electronically delivered to Participant and in the books and records of the Company, which shall control, absent manifest error, in the event of a discrepancy.

1.    GRANT DATE

The Grant Date for this Award shall for all purposes be May 15, 2020.

2.    CUSTODY AND SETTLEMENT OF DCUS.

DCUs subject to this Award shall be held solely on the books and records of the Company and shall remain as such until the DCUs have vested under Section 3 hereof. Participant may not receive or take possession of any cash represented by unvested DCUs subject to this Award. The Company shall not allow any transfers of DCUs subject to this Award. Upon the vesting of any DCUs subject to this Award pursuant to Section 3, the Company will issue to Participant a cash payment in settlement of the Award in an amount equal to the US Dollar Equivalent (as defined below) for each vested DCU within thirty (30) days following such event (but subject to the provisions of Treasury Regulation Section 1.409A-3(d)), at which point each such vested DCU will terminate. The Company shall deliver the cash payment upon vesting of DCUs subject to this Award at the applicable time to Participant through the Company’s normal payroll processes and procedures in Participant’s jurisdiction of employment. As used in this Section 2, “US Dollar Equivalent” means an amount in the currency in which the Company pays Participant base compensation at the time of payment pursuant to this Section 2 (the “Relevant Currency”), determined by multiplying one (1) United States Dollar by the United States Dollar to Relevant Currency exchange rate quoted by the Reuters World Currency Page for the Relevant Currency at 11:00 a.m. (London time) on the Grant Date (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be designated by the Committee.

3.    VESTING AND FORFEITURE.

(a)    Except as otherwise provided in this Section 3(a) or in Section 3(b) of this Agreement twenty-five percent (25%) of the DCUs subject to Participant’s Award shall vest and be paid in cash pursuant to Section 2 (to “vest”) on each of April 30, 2021, April 30, 2022, April

30, 2023 and April 30, 2024 (each, a “Vesting Date”); provided, however, that any unvested DCUs shall become vested on the date of completion of the transaction contemplated by the Agreement and Plan of Merger, dated as of February 17, 2020, among Franklin Resources, Inc., a Delaware corporation (“Parent”), Alpha Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent, and the Company (the “Merger Agreement”).

(b)    Participant’s right to vest in this Award is conditioned upon Participant’s continuous employment with the Firm, except to the limited extent to which vesting may continue following a termination of Participant’s employment as provided below. If Participant’s continuous employment with the Firm terminates or is interrupted for any reason stated below, Participant’s rights with respect to the Award shall be affected as follows:

(1)
Resignation. Except as otherwise provided below, if Participant resigns or otherwise terminates his or her employment with the Firm for any reason, Participant’s unvested Award shall be forfeited and Participant’s vested but undistributed Award (if any) shall be settled and the value of the vested DCUs shall be paid to Participant in cash in accordance with Section 2 hereof.

(2)
Disability. Upon a Separation from Service by reason of his or her Disability, on the date of such Separation from Service, Participant’s unvested Award shall be 100% vested and the Award shall be settled and the value of the DCUs shall be paid in cash to Participant in accordance with Section 2 hereof.

(3)
Death. Upon termination of Participant’s employment with the Firm due to death, on the date of such termination, Participant’s unvested Award shall be 100% vested and the Award shall be settled and the value of the DCUs shall be paid in cash to Participant’s beneficiaries under Section 5.2 hereof in accordance with Section 2 hereof.

(4)
Termination for Cause. Upon termination of Participant’s employment by the Firm for Cause, Participant’s unvested Award shall be immediately forfeited and, subject to Section 5.10, Participant’s vested but undistributed Award (if any) shall be settled and the value of the vested DCUs shall be paid to Participant in cash in accordance with Section 2 hereof.

(5)
Change of Control. In the event that a Change of Control occurs and, within 12 months of such Change of Control (i) Participant’s employment with the Firm is terminated by the Firm without Cause or (ii) Participant terminates his or her employment with the Firm for Good Reason, then, as of the date of such termination, Participant’s unvested Award shall be 100% vested and the Award shall be settled and the value of the DCUs shall be paid in cash to Participant in accordance with Section 2 hereof. (For the avoidance of doubt, the transaction contemplated by the Merger Agreement is not a Change of Control as defined herein, and upon the completion of such transaction the Award shall be 100% vested in accordance with the proviso to Section 3(a).)

(6)
Termination without Cause. Except as otherwise specified in this Section 3(b), upon a termination of Participant’s employment by the Firm without Cause, Participant’s unvested Award shall be immediately forfeited and Participant’s vested but undistributed Award (if any) shall be settled and the value of the vested DCUs shall be paid to Participant in cash in accordance with Section 2 hereof.

(7)
Termination of Employment Due to Retirement. If Participant’s employment with the Firm terminates before the date on which all DCUs subject to Participant’s Award have vested and (i) the reason for such termination is Participant’s retirement pursuant to Section 7.1 (or any successor retirement provision) of the Legg Mason Profit Sharing Plan and (ii) such termination of employment is without Cause, then the unvested portion of Participant’s Award shall continue to vest in accordance with Section 3(a) as long as Participant does not engage in Competitive Activity. If Participant engages in Competitive Activity, then the portion of Participant’s Award that is unvested at the time Participant engages in such activity shall be immediately forfeited. In the event of Participant’s death during the period in which unvested Awards are continuing to vest under this clause (7), then, as of the date the Company becomes aware of such death, Participant’s unvested Award shall be 100% vested and the Award shall be settled and the value of the DCUs shall be paid in cash to Participant’s beneficiaries under Section 5.2 hereof in accordance with Section 2 hereof.

(8)
Reduction in Workforce. If Participant’s employment with the Firm terminates before the date on which all DCUs subject to Participant’s Award have vested and (i) such termination is due to the elimination of Participant’s employment in connection with a reduction in workforce by the Firm and (ii) such termination of employment is without Cause, Participant’s unvested Award shall be 100% vested and the Award shall be settled and the value of the DCUs shall be paid in cash to Participant in accordance with Section 2 hereof; provided, however, that in the event that Participant fails to sign a general release of claims provided by the Company, or Participant signs and revokes such release within the time permitted by law to revoke such release, then any cash received in connection with the DCUs that became vested on such termination shall be due and owing, and shall be paid by Participant, to the Company.

Participant agrees that the Company may enforce this provision by all legal means available, including, without limitation, by withholding the value of the cash payment received from other sums owed to Participant by the Company.

To the extent that Section 409A of the Code applies to the vesting or distribution of any DCUs or cash hereunder, and Participant is a Specified Employee, then any vesting or distribution made in connection with or following Participant's Separation from Service shall not be made earlier than the first business day of the seventh month following Participant's Separation from Service, or if earlier the date of death of Participant. Any vesting or distribution that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

4.    CONVERSION INTO AN EQUITY AWARD.

(a)
Discretionary Election by the Committee. In the event that the transaction contemplated by the Merger Agreement is abandoned and the Merger Agreement terminated in accordance with Article IX thereof (the “Merger Termination”), the Committee may in its discretion elect to convert, effective as of a date (the “Conversion Date”) coincident or following the Merger Termination, the Award in whole or in part into an equity award (the “Equity Award”) under the Company’s 2017 Equity Incentive Plan (the “Plan”) pursuant to the methodology set forth in Section 4(b) below. The Equity Award may be allocated among different types of awards authorized under the Plan, at the Committee’s election. The Conversion Date shall be the date on which the Committee authorizes the conversion of this Award to an Equity Award, and may not be prior to the date on which the Committee makes an election to convert the Award nor later than six (6) months following the Merger Termination.

(b)
Conversion Methodology. If the Committee makes the election contemplated by Section 4(a), the Award, or applicable portion thereof, will be converted into a number of Equity Awards by dividing the dollar amount of the Award or applicable portion by the Fair Market Value (such term, as well as any other capitalized terms used in this Section 4 and not otherwise defined in this Agreement, as defined in the Plan) as of the Conversion Date.

(c)
Terms of Equity Awards. The Equity Awards shall be subject to the same vesting schedule, forfeiture terms and payment schedule that applied to the Award, or portion thereof, immediately prior to the Conversion Date; provided, however, that the Equity Awards otherwise shall be subject to the terms of the Plan and the applicable standard form of award agreement used by the Company under the Plan; and provided, further, that each whole vested Equity Award shall be settled by the issuance of one share of Common Stock, and each fractional vested Equity Award shall be settled by payment of an amount in cash based on the Fair Market Value as of the relevant payment date of the Award, in each case within thirty (30) days following the relevant payment date of the Award (but subject to the provisions of Treasury Regulation Section 1.409A-3(d)) at which point each such vested Equity Award will terminate.

(d)
Section 16; Taxes and Section 409A. If Participant is subject Section 16 of the Exchange Act, any action by the Committee to convert the Award into Equity Awards pursuant to this Section 4 shall be effected in accordance with Rule 16b-3 under the Exchange Act so as to exempt such conversion from matching under the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. The Equity Awards issued hereunder shall be subject to the provisions with respect to taxes and tax withholding applicable to restricted stock units generally under the Plan and the applicable standard form of award agreement used by the Company under the Plan, including any provisions relating to compliance with, or exemption from, Section 409A of the Code.

5.    ADDITIONAL TERMS AND CONDITIONS OF THE AWARD.

5.1.    NONTRANSFERABILITY OF DCUs.

DCUs may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of any such DCUs shall be null and void.

5.2.    BENEFICIARIES.

Participant may designate in writing, on a form to be prescribed by and filed with the Committee, a beneficiary to receive all or part of the cash to be distributed hereunder in the event of Participant’s death. A designation of a beneficiary may be replaced by a new designation or may be revoked by Participant at any time and in accordance with such rules and procedures established by the Committee on a form prescribed by and filed with the Committee. In the event of Participant’s death, cash payable in respect of DCUs with respect to which a designation of a beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid as provided hereunder to the designated beneficiary. Distributions due hereunder and not subject to a beneficiary designation shall be paid to Participant’s estate. If there is any question as to the legal right of any beneficiary to receive any distribution hereunder, the distribution in question may be made in the sole discretion of the Committee to the estate of Participant, in which event the Firm shall have no further liability to anyone with respect to such distribution. Distribution to the executors or administrators of the estate of Participant may be conditioned on the delivery to the Committee of such tax waivers, letters testamentary and other documents as the Committee may reasonably request.

5.3.    RIGHT OF SET OFF.

Notwithstanding any provisions of this Agreement to the contrary, the Committee, the Firm and the Company may offset any amounts that Participant may owe to the Firm against the amounts subject to a Participant’s Award at the date such amounts would otherwise been paid or distributed to Participant hereunder. Any offset may be made only on the date the payment or distribution is otherwise scheduled to be made and may not operate to accelerate any payment or distribution in violation of Treasury Regulation Section 1.409A-3(j)(4)(xiii).

5.4.    CONSENT TO ELECTRONIC DELIVERY.

In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Firm elects to or is required to deliver, award notifications and agreements, account statements, monthly or annual reports, and all other forms or communications) in connection with Participant’s Award. Electronic delivery of a document to Participant may be via a Firm e-mail system or by reference to a location on a Firm intranet site or a third party’s Internet site to which Participant has access.

5.5.    COMPLIANCE WITH APPLICABLE LAW.

By signing the Award Notification, Participant acknowledges and agrees that he or she is and remains responsible for any compliance requirements or regulations in relation to the receipt and ownership of the DCUs.

5.6.    WITHHOLDING; TAX MATTERS

(a)    The Company shall deduct an amount determined by the Company up to the maximum respective statutory rates to satisfy all federal, state and local withholding tax requirements arising in connection with this Award from payments to be made to Participant pursuant to Section 2 hereof.

(b)    The Company reserves the right to make whatever further arrangements it deems appropriate for the withholding of taxes in connection with any transaction contemplated by this Agreement, including, without limitation, providing for payments of withholding taxes by deducting amounts required to be withheld, plus interest thereon, from payments of any kind by the Company or any of its subsidiaries to which Participant would otherwise be entitled.

5.7.    AWARD CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT OR FUTURE AWARDS.

Nothing in this Agreement shall confer upon Participant any right to continue in the employ of the Company or any subsidiary of the Company for a specified period of time or interfere with the right of the Company and its subsidiaries to terminate such employment at any time. In addition, nothing in this Agreement confers any right upon Participant to receive future awards of any type. All future awards, if any, are completely at the discretion of the Company. Moreover, the Award granted hereunder is not part of Participant’s ordinary compensation, employment agreement, if any, or working relationship with the Company or any of its affiliates and will therefore not be considered as part of such compensation, agreement or relationship in the event of severance, redundancy or resignation, unless otherwise required by applicable law.

5.8.    CLAWBACK PROVISIONS

Notwithstanding anything to the contrary in this Agreement, this Award is expressly made subject to the terms of the Legg Mason, Inc. Clawback Policy as adopted by the Committee. As a result, Participant may be required to return to the Company the DCUs received in this Award, and cash payments in respect of the DCUs, in the situations described below. Participant agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Participant by the Firm. To the extent that Section 409A of the Code applies to any Award, the Company shall not exercise its rights under this Section 5.8 in a manner that would operate to accelerate any payment or distribution in violation of Section 409A of the Code.

In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Legg Mason, Inc. Board of Directors determines that Participant’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of Participant’s DCUs, if the Award was made prior to the restatement, would not have been awarded based upon the restated financial results, then Participant agrees to forfeit and return to the Company, to the extent permitted by applicable law, the portion (which may be all) of the DCUs or the cash payments in respect thereof (regardless of whether vesting has occurred and cash has been distributed to Participant) that the Board of Directors, in its discretion, determines to be appropriate.

In the event that Participant’s employment is terminated by the Firm for a Clawback Event or (ii) following the termination of Participant’s employment, the Company is or becomes aware that Participant committed an act that would have given rise to a termination for a Clawback Event, then, in either event, Participant agrees to forfeit to the Company, to the extent permitted by applicable law, the portion (which may be all) of the DCUs or the cash payments in respect thereof (regardless of whether vesting has occurred and cash has been distributed to Participant), that Participant was awarded after the conduct or omission that gave rise to the Clawback Event and that the Board of Directors, in its discretion, determines to be appropriate.

6.    MISCELLANEOUS PROVISIONS.

6.1.    SUCCESSORS; ASSIGNMENTS AND TRANSFERS.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Participant, acquire any rights hereunder. The rights and interests of Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except in the event of death of Participant, by will or by the laws of descent and distribution. This Agreement may be assigned by the Company without Participant’s consent.

     6.2 NOTICES.

All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing in the mails of the United States or, in the case of Participant, of his country of residence, to the address of the party entitled thereto as set forth below, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing. Any notice mailed to the Company shall be addressed to the Chief Human Resources Officer of the Company at 100 International Drive, Baltimore, Maryland 21202. Any notice mailed to Participant shall be addressed to Participant at Participant’s address as reflected in the personnel records of the Company. Either party hereto may designate a different address for notices than the one provided herein by notice to the other.

6.3.    DISCLOSURE REGARDING USE OF PERSONAL INFORMATION.

(a)    In connection with the grant of the Award, and the implementation and administration of the Award and the terms of this Agreement, including, without limitation, Participant’s actual participation, or consideration by the Committee for potential future participation in awards at any time, it is or may become necessary for the Firm to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.  This processing is based on the Company’s business interests (compensating and retaining the Company’s leaders and achievers), where the personal information collected is limited to the minimum necessary to administer and manage the award such that the interests and fundamental rights of Participant are not overridden.

(b)    The personal information that the Company may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, or other internal identifying information, home address, work address, job and location history, compensation, business unit, employing entity, and Participant’s beneficiaries and contact information.

(c)    Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative. Requests for portability or erasure of the personal information should also be made by contacting Participant’s human resources representative. Personal information is retained according to the Company’s Data Retention guidelines, which may be obtained from Participant’s legal and/or compliance representative. Finally, Participant may lodge a complaint with a supervisory authority in regard to the Company’s processing of Participant’s personal information.

(d)    Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of the Award, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Award.  For such purposes only, personal information may be used by third parties retained by the Company to assist with administration and compliance activities, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other members of the Company and third parties located in the United States and in other countries.  Transfers to the United States from the European Economic Area are made using on one of following bases: standard contractual clauses or EU-US/Swiss-US Privacy Shield certification.

(e)    Those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the Award; (ii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iii) the Committee or its designee (e.g. which may be the third party described above), which is responsible for administering the Award; (iv) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the administration of the Award); and (v) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the awards in their respective fields of expertise).

(f)    At all times, Company personnel and third parties shall be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action shall always be undertaken only in accordance with applicable law.

(g)    The Company has in place administrative, physical and technical safeguards to ensure appropriate security of, and to prevent the unauthorized access, use or disclosure of, the personal information, and shall require any third party designee who processes Participant’s personal information on behalf of the Company to also have in place such safeguards.

(h)    By accepting the Award, Participant explicitly acknowledges that he/she has read and understands the above paragraphs and consents (i) to the use of such information for the purpose of being considered for participation in future awards (to the extent he/she is eligible, and without any guarantee that any award shall be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this Award or any other award.

6.4       CURRENCY FLUCTUATIONS.

The Company is not responsible for any foreign exchange fluctuations between Participant’s local currency, if Participant is not located in the U.S., and the U.S. dollar.

6.5.    OBLIGATION UNFUNDED

The obligation of the Company with respect to DCUs granted hereunder shall be interpreted solely as an unfunded contractual obligation to make payments of cash in the manner and under the conditions prescribed under this Agreement. Any assets set aside with respect to amounts payable under this Agreement shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of this Agreement have any interest in such assets. In no event shall any assets set aside (directly or indirectly) with respect to amounts payable under this Agreement be located or transferred outside the United States. Neither Participant nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and Participant or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.

6.6    CONFLICT; GOVERNING LAW.

This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of New York (without regard to conflicts of laws rules thereof). It is the intent of this Agreement to comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted, and this Agreement will be administered, to so comply. If any payments or distributions hereunder constitute “nonqualified deferred compensation” subject to Section 409A of the Code, the term “termination of employment” and words of similar import shall have the same meaning as a Separation from Service. Each payment or distribution of such “nonqualified deferred compensation” shall be considered a separate payment for purposes of Section 409A.

6.7    COUNTERPARTS.

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.8    DEFINITIONS.

Unless otherwise defined herein, the following terms have the meanings set forth below.

“Cause” means any one or more of the following types of behavior by Participant which the Firm in its sole discretion finds to be sufficient reason to terminate Participant’s employment with the Firm: (i) any conduct (a) that constitutes Competitive Activity, (b) that breaches any obligation to the Firm or Participant’s duty of loyalty to the Firm, or (c) that is materially injurious to the Firm, monetarily or otherwise; (ii) material violation of, or an act taken by the failure to act which causes the Firm to be in violation of any government statue or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of the Firm; (iii) the entering of an order or decree or the taking of any similar action with respect to Participant which substantially impairs such Participant from performing his or her duties or makes him or her ineligible from being associated with the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisors Act of 1940, as amended; (iv) malfeasance, disloyalty or dishonesty in any material respect; (v) any conviction for a felony: (vi) any failure to devote all professional time to assigned duties and to the business of the Firm; (vii) failure to satisfactorily perform duties, as determined by the Firm’s management in its sole discretion, or gross misconduct or gross negligence in the performance of duties; or (viii) failure to remain licensed to perform duties or other act, conduct or circumstance which renders Participant ineligible for employment with the Firm.
“Change of Control” means any of the following events, but not including transactions contemplated by the Merger Agreement: (i) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, acquires, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of the outstanding equity securities of the Company; (ii) the closing of any merger, consolidation or other reorganization involving the Company with respect to which the stockholders of the Company immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding equity securities of such successor entity immediately following such transaction; (iii) the closing of any transaction involving a sale of assets of the Company that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of the assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) within any 12-month period, individuals who, as of May 15, 2020, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Company’s board of directors shall be considered as though such individual were a member of the Incumbent Board.
Notwithstanding anything to the contrary, to the extent that Section 409A applies to an Award, the definition of “Change of Control” shall control for purposes of vesting an Award, but shall not trigger a distribution unless the event also constitutes a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code
“Clawback Event” means (i) Participant’s gross negligence, willful misconduct or willful malfeasance in connection with the performance of his or her job that has materially and adversely affected the Company’s reputation or business, (ii) Participant’s willful commission or participation in any violation of any law, rule or regulation applicable to the

Company (unless Participant had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such law, rule or regulation) and such violation has materially and adversely affected the Company’s reputation or business or Participant’s ability to be associated with an investment company or an investment advisor, (iii) Participant’s theft, embezzlement or fraud in connection with the performance of his or her duties for the Firm, and (iv) Participant is convicted of, or plead guilty or nolo contendere to, a crime committed during the course of Participant’s employment with, and performance of duties on behalf of, the Firm that the Committee, acting in good faith, reasonably determines is likely to have a material and adverse effect on the reputation or business of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Company’s Board of Directors or such committee or persons designated by that Compensation Committee to act on its behalf.
“Competitive Activity” means Participant’s engagement in any activity that competes with any of the Firm’s business operations, as determined by the Committee, in its sole discretion, and shall include, without limitation, representing in any capacity, other than as an outside director, a company that competes with the Company and its subsidiaries.
“Disability” means a medically determinable physical or mental impairment which qualifies Participant for total disability benefits under the Social Security Act; or which, in the opinion of the Committee (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least 12 months and (ii) will prevent Participant from performing his usual duties or any other similar duties available in the Firm’s employ.
“Firm” means, except as otherwise provided under Section 409A of the Code and the regulations promulgated thereunder, the employing entity of Participant as determined by the Committee and, if the employing entity of Participant should change to another affiliate of the Company, such other affiliate. In the event the employing entity ceases to be an affiliate of the Company, the employing entity shall no longer be considered a Firm, and, for purposes of this agreement, Participant shall be deemed to have terminated employment with the Firm as of such date.
“Good Reason” means (i) a material adverse change in the responsibilities of Participant from those in effect prior to the Change of Control and (ii) Participant's principal place of employment is moved more than 50 miles from the location immediately prior to the Change of Control, (iii) Participant’s base salary is significantly reduced or (iv) Participant’s incentive compensation for a fiscal year is materially reduced from his or her incentive compensation for the prior fiscal year, and such reduction is not related to a reduction in the responsibilities of Participant or either individual or corporate performance.

“Grant Date” means the “Grant Date” set forth in Participant’s Award Notification.
“Legg Mason Profit Sharing Plan” means the Legg Mason & Co., LLC Profit Sharing and
401(k) Plan and Trust, as such plan may be amended from time to time.

“Separation from Service” means a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder.

“Specified Employee” means a specified employee within the meaning of Section 409A     (a)(2)(B)(i) of the Code.

LEGG MASON, INC.

By: ______________________
Thomas C. Merchant
Secretary

DCU Non US Exec 4.2020